Benacquista Increases Its Web Presence; Signs Publishing Agreement

San Diego —September 29, 2005—(PRNEWSWIRE) Benacquista Galleries, Inc. (OTC BB: BAQG) announced today that it had acquired the website www.ynoteduk8.com and had entered into a publishing agreement with Benacquista director Don Tolman to publish his works on art, education and health. “Benacquista has always been about a quest to enrich the quality of life for our customers by providing them with the soul enhancing, uplifting, growing experience that comes from close contemplation of great works of art. The YNOT eduk8 website has a wonderful section on art education, but more importantly, is such a valuable resource for expanding awareness of human potential and the magnificent spark of life manifested in art. When Don Tolman joined our board, I had hoped we would be able to add YNOT eduk8 as a valuable resource for our customers and now we have. I was involved with Don in the development of YNOT eduk8 and feel very excited about the possibilities that this brings for Benacquista.” Concluded Benacquista President, Jim Price.

“In addition to the YNOT website, Don is an accomplished author of works on art, aesthetics, life, education and health. I believe that the opportunities to present his present and future works to the world are very exciting for Benacquista, so we have negotiated an arrangement with Don that allows us to publish his works, both in web and in print. I look forward to keeping our customers apprised of our exciting plans to publish these important works. We anticipate announcing shortly the publication of a significant book on art and a significant book on health, both with Don’s active participation.”

“Art, education and health form a continuum of interrelated adventures central to an integrated and blissful journey in this physical, spiritual existence we are enjoying. Too often, wealthy patrons view great art through the lens of a constrained, deadened, materialistic worldview and regular folks tend to view art as distanced from them, manifested only in commercial illustrations, distant museum works and the sweetly innocent crafts of children. Widespread poor health, pharmacological poisoning and the toxic sludge of the commercial food industry have contributed to a haziness and lack of intellectual fire in most people. The prison-like, industrial human warehousing system we call education has further deadened the life spark. We invite people everywhere to join us on the mind and soul expanding journey that great art, good health and holistic, vibrant education can provide.” Concluded Benacquista Director, Don Tolman.

About Benacquista Galleries, Inc.
Benacquista Galleries, Inc. (www.benacquistagalleries.com) specializes in making accessible valuable artistic creations that inspire and improve lives. Benacquista offers moving and inspiring works of art for sale on it’s website. Benacquista also plans to expand it’s offering of inspiring creative works through the possible development of brick and mortar art galleries or through broadening the range of beautiful, inspiring and profound products that it sells. Ultimately, Benacquista is a company whose mission is to improve the opportunity for the expression of greatness within the human soul by showcasing profoundly moving works of art or other works of great value.

Forward looking statement
This press release contains certain forward-looking statements. Investors are cautioned that certain statements in this release are "forward-looking statements" and involve both known and unknown risks, uncertainties and other factors. Such uncertainties include, among others, certain risks associated with the operation of the company described above. The company's actual results could differ materially from expected results.

Contact:

James Price, 1-410-303-9879